Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 (File No. 333-178425) and on Forms S-8 (File No. 333-168454, File No. 333-194259, File No. 333-218014)) of Westmoreland Resource Partners, LP of our report dated April 2, 2018, with respect to the consolidated financial statements of Westmoreland Resource Partners, LP included in this Annual Report (Form 10-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Denver, Colorado
April 2, 2018